Exhibit 10.44

Employment and Change in Control Agreement

This Employment and Change in Control Agreement (this “Agreement”) is entered into effective as of this 12th day of December, 2016, by and between Dime Community Bank, a New York State-chartered savings bank and wholly-owned subsidiary of Dime Community Bancshares, Inc. (the “Corporation”) and Conrad Gunther (the “Executive”).

Whereas, the Executive has accepted employment as a senior officer of the Corporation and Dime Community Bank, a New York-chartered savings bank and wholly-owned subsidiary of the Corporation (the “Bank” or the “Employer”);

Whereas, the parties wish to set for the terms and conditions of the Executive’s employment in this Agreement;

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
Employment

1.1        Employment. The Bank hereby employs the Executive as Executive Vice President of Business Banking according to the terms and conditions of this Agreement. The Executive shall serve under the direction of the Senior Executive Vice President of Business Banking or the Bank’s Chief Operating Officer.  The Executive shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability.  Unless otherwise authorized in writing by the Bank’s President and Chief Executive Officer, the Executive shall exclusively devote full working time, energy, and attention to the business of the Bank and to the promotion of the Bank’s interests; provided, however, that Executive shall be permitted to continue as a director of CVD Equipment Corporation.  Without the written consent of the Bank, the Executive shall not render services to or for any person, firm, bank, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive.  Nothing in this section 1.1 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.2        Term.

(a)         The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for twenty-four (24) months thereafter (the “Retention Period”), plus (ii) any extensions following the expiration of the Retention Period made pursuant to  Section 1.2(b) of this Agreement.

(b)          Commencing on or before the second anniversary of the initial term and on each anniversary of such date thereafter, the Compensation Committee of the Board of Directors of the Bank (the “Compensation Committee”) shall consider the advisability of an extension of the term of this Agreement in light of the circumstances then prevailing and may, in its discretion, recommend to the Board of Directors of the Bank (the “Board”) an extension of the term of the Agreement so that the remaining term shall be twenty-four (24) months.   Any extension of the term of this Agreement following the Retention Period will not extend the Retention Period.

(c)           The Committee’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4, 5 or 6 of this Agreement.

1.3         At-Will Employment.

(a)         This Agreement in no way guarantees Executive the right to continue in the employment of the Bank.  Executive’s employment is considered employment at will, subject to Employee’s right to receive payments and benefits upon certain terminations of employment as provided herein.

(b)         Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and the Executive may mutually agree.

Article 2
Compensation

2.1        Total Compensation

(a)         Base Salary.  In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $325,000, less applicable withholdings and authorized deductions, payable on a semi-monthly basis in accordance with the Bank’s regular pay practices.  The Executive’s salary shall be reviewed annually by the Compensation Committee.  The Executive’s first annual salary review will occur no later than March 31, 2017.  Any increase in the Executive’s salary shall become the “Base Salary” for purposes of this Agreement.

(b)         Signing Bonus.  On December 31, 2016, if the Executive is actively employed at the Bank, the Executive shall be paid a signing bonus of $50,000 in cash, less applicable withholdings and authorized deductions. If the Executive’s employment with the Bank is terminated by the Bank for Cause (as defined herein) or by the Executive for any reason prior to the one-year anniversary of the Effective Date, the Executive agrees to repay the full amount of such signing bonus to the Bank within thirty (30) days of the Executive’s termination date.

(c)          Annual Bonus.  During the term of this Agreement, with respect to each calendar year (or portion thereof) during which the Executive is employed by the Bank, the Executive shall be eligible for an annual discretionary bonus opportunity in accordance with the terms and conditions of the Bank’s annual incentive program (“AIP”).  The AIP bonus criteria shall be established by the Compensation Committee, set forth in writing and communicated to the Executive for each applicable calendar year (the “performance period”).  Executive shall first become eligible to participate in the AIP during the 2017 performance period.  Any AIP bonus earned during the 2017 performance period shall be paid in 2018, no later than March 31, 2018.

(d)        LTIP.  The Executive is eligible to participate in the Bank’s Long Term Incentive Program (“LTIP”).  LTIP incentives can be distributed in shares of Corporation common stock and/or cash.   The Bank engages a third party compensation consultant to work with the Compensation Committee on an annual basis to establish the LTIP incentive opportunities. The Executive shall first become eligible to participate in the LTIP during the 2017 calendar year.  In lieu of a 2017 LTIP award, if the Executive is actively employed by the Bank on January 3, 2017 (the “Grant Date”), the Executive shall receive a Restricted Stock Award valued at $130,000 (the “Restricted Stock Award”). The number of shares subject to the Restricted Stock Award will be based on the Fair Market Value (as such term is defined in Dime Community Bancshares, Inc. 2013 Equity And Incentive Plan (the “2013 Equity Plan”)) of the Corporation common stock on the Grant Date.  The Restricted Stock Award will vest ratable over a four year period commencing of the first anniversary of the Grant Date and is subject to all other terms and conditions of the 2013 Equity Plan.  Fair Market Value is currently defined under the 2013 Equity Plan as the final reported sales price on the date of grant (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the Corporation stock is listed, as of the closing of the market in New York City and without regard to after-hours trading activity.

2.2        Other Benefit Plans and Perquisites.

(a)        Benefit plans.  In addition to the salary and benefit arrangements noted in Section 2.1 above, the Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation and benefit plans of the Corporation and the Bank in effect from time to time, including without limitation, equity plans, retirement plans and medical, dental, disability, and group life benefits and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(b)         Reimbursement of business expenses.  Subject to guidelines issued from time to time by the Bank and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank.

(c)         Paid Leave.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Bank. However, in no event shall the Executive be entitled to less than twenty (20) days of vacation and five (5) personal days.

(d)         Automobile Allowance.  During the term of this Agreement, the Executive shall receive an automobile allowance of $1,000 per month for all expenses of insurance, registration, operation and maintenance of an automobile.

Article 3
Employment Termination

3.1        Termination Because of Death or Disability.

(a)         Death.  The Executive’s employment shall terminate automatically at the Executive’s death.  If the Executive dies in active service to the Bank, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred as well as any bonus or incentive compensation calculated through the date of death, as specified in the Bank’s short-term and long-term incentive compensation plans and related agreements.

 (b)        Disability.  By delivery of written notice 30 days in advance to the Executive, the Bank may terminate the Executive’s employment if the Executive is disabled.  For purposes of this Agreement, the Executive shall be considered “disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days.  The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Bank gives notice of termination due to disability.  If the Executive’s employment terminates because of disability, the Executive shall receive the Base Salary earned through the date on which termination became effective, any reimbursement of expenses incurred through the date of termination, any unpaid bonus or incentive compensation calculated through the date of termination (as specified in the Bank’s short-term and long-term incentive compensation plans and related agreements),  any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Corporation’s and Bank’s benefit plans, policies, and agreements, or the provisions of this Agreement.

3.2        Involuntary Termination with Cause.  The Bank may terminate the Executive’s employment with Cause at any time upon written notice.  If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.   For purposes of this Agreement “Cause” means any of the following: (i) gross negligence or gross neglect of duties to the Bank, (ii) conviction of a felony or of a misdemeanor involving moral turpitude or (iii)  fraud, disloyalty, dishonesty, or willful violation of any law or significant Corporation or Bank policy.

3.3          Involuntary Termination Without Cause and Voluntary Termination with Good Reason.

Unless otherwise provided herein, with written notice to the Executive 30 days in advance, the Bank may terminate the Executive’s employment without Cause.  Termination without Cause shall take effect at the end of the 30-day period.  During the Retention Period (as such term is defined in Section 1.2(a) of this Agreement), the Bank may in its sole discretion terminate the Executive’s employment without Cause at any time immediately upon notice. With advance written notice to the Bank as provided in clause (ii) below, the Executive may terminate employment with Good Reason.  If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to receive the Base Salary earned through the date of termination, any reimbursement of expenses incurred through the date of termination, any unpaid bonus calculated through the date of termination (as specified in the Bank’s short-term and long-term incentive compensation plans and related agreements), and such other benefits to which the Executive may be entitled under the Corporation’s and the Bank’s benefit plans, policies, and agreements, or the provisions of this Agreement.  In addition, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.  For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code Section 409A are satisfied, as the same may be amended from time to time.  For purposes of clarification and without intending to affect the foregoing reference to Section 409A for the definition of Good Reason, as of the Employment Date the safe-harbor definition of separation from service for good reason in Treasury Regulation 1.409A-1(n)(2)(ii) would provide as follows –

(i)          a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent: (i) a diminution of the Executive’s Base Salary, (ii) a material diminution of the Executive’s authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, (iv) a material change in the geographic location at which the Executive must perform services for the Bank or (v) any other action or inaction that constitutes a material breach by the Bank of this Agreement.

(ii)        the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (i) within 90 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition.

3.4        Voluntary Termination by the Executive Without Good Reason.  If the Executive terminates employment voluntarily but without Good Reason, the Executive shall receive the Base Salary earned through the date of termination and any reimbursement of expenses incurred through the date of termination.

3.5        Termination Generally.  If at employment termination the Executive is serving as a director of the Corporation and/or the Bank, the Executive shall be deemed to have resigned as a director effective immediately after termination, regardless of whether the Executive submits a formal, written resignation as director.  All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Corporation and the Bank, their affiliates, and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and at employment termination shall remain the exclusive property of the Corporation and the Bank, and without the Corporation’s or the Bank’s advance written consent shall not be removed from their premises except as required in the course of providing services under this Agreement, and at termination shall be promptly returned by the Executive to the Corporation and the Bank.

Article 4
Severance Compensation During the Retention Period

4.1        Cash Severance after Termination Without Cause or Termination with Good Reason.  If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason during the Retention Period, in addition to the cash severance and benefits payable under Section 3.3 of this Agreement, the Bank shall pay to the Executive in a single lump sum cash payment, without discount for the time value of money, an amount equal to his remaining Base Salary that would have been paid to the Executive had he remained employed by the Bank through the Retention Period.  The Bank and the Executive acknowledge and agree that the compensation and benefits under this Section 4.1 shall not be payable if, on the date of termination, compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2        Release.  The Executive shall be entitled to no compensation or other benefits under this Article 4 unless (x) within 90 days after the Executive’s employment termination the Executive shall have entered into a release in form satisfactory to the Executive, the Corporation and the Bank acknowledging the Bank’s and the Executive’s remaining obligations and releasing both parties, as well as the Corporation’s and Bank’s officers, directors, and employees from  any and all liability, directly or indirectly, arising out of their actions for or on behalf of the Bank, from any other claims or obligations arising out of the Executive’s employment by the Bank, including the circumstances of the Executive’s employment termination, and (y) within that 90-day period the release shall have become irrevocable, final, and binding on the Executive under all applicable law, with expiration of all applicable revocation periods.  If the final day of the 90-day period for execution and finality of a liability release occurs in the taxable year after the year in which the Executive’s employment termination occurs, the benefits to the Executive under this Article 4 shall be payable in the taxable year in which the 90-day period ends and shall not be paid in the taxable year in which employment termination occurs.  Nothing in this Section 4.2 is intended to abrogate the Executive’s review and revocation rights under the Older Workers’ Benefit Protection Act that may be included in any such release, and the 90-day period shall be extended if necessary to permit Executive to exercise such rights.  The non-compete and other covenants contained in Article 8 of this Agreement are not contingent on the Executive entering into a release under this Section 4.2 and shall be effective regardless of whether the Executive enters into the release.

Article 5
Change in Control

5.1        Change in Control Benefits.  If (i) a Change in Control occurs during the term of this Agreement, and (ii) within 12 months following such Change in Control, either the Bank terminates the Executive’s employment without Cause or the Executive terminates employment with Good Reason, then the Bank shall promptly make or cause to be made a lump-sum cash payment to the Executive in an amount equal to two (2) times the sum of: (i) Executive’s Base Salary at the time of the Change in Control or at termination of employment following a Change in Control, whichever is greater and (ii) the amount that the Executive’s annual incentive award under the Bank’s short-term incentive compensation plan would have been at “Target” for the calendar year prior to the Change in Control, or if higher, the average of the actual short-term incentive awards earned by the Executive for the most recent two (2) calendar years (the “Change in Control Payment”).  The Change in Control Payment payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  If the Executive receives a Change in Control Payment under this Section 5.1 the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement after employment termination.  The Executive shall be entitled to benefits under this Section 5.1 on no more than one occasion during the term of this Agreement.

5.2        Change in Control Defined.  For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code Section 409A, as the same may be amended from time to time.  For purposes of clarification and without intending to affect the foregoing reference to Section 409A for the definition of Change in Control, as of the Effective Date a Change in Control as defined in Treasury Regulation 1.409A-3(i)(5) would provide as follows –

(a)         Change in ownership: a change in ownership of a corporation occurs on the date any one person or group accumulates ownership of corporation stock constituting more than 50% of the total fair market value or total voting power of corporation stock, or

(b)         Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of corporation stock possessing 30% or more of the total voting power of corporation stock, or (y) a majority of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the corporation’s board of directors, or

(c)         Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the corporation’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3        Limitation on Benefits. Notwithstanding anything contained herein to the contrary, in the event it shall be determined that any payment or distribution made at any time by the Company, the Bank, or any affiliate of the Company or the Bank to or for the benefit of the Executive (whether paid or payable, or distributed or distributable, pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” (as defined in Internal Revenue Code Section 280G(b)(2)), such Payment shall be reduced to the extent necessary to ensure that no portion of such Payment will be non-deductible to the Employer by Internal Revenue Code Section 280G or will be subject to the excise tax imposed by Internal Revenue Code Section 4999 (the “Reduced Payment”), and the Executive shall have no further rights or claims with respect to an amount in excess of the Reduced Payment. If a Payment is reduced pursuant to this Section 5.3, the Employer shall reduce or eliminate the following portions of the Payment in successive order to reach the Reduced Payment: (i) first, the benefits portion of the Payment, (ii) then, the cash portion of the Payment, and (iii) then, the equity portion of the Payment. Any determination required under this Section 5.3 (including, without limitation, the amount of the Reduced Payment and the assumptions to be utilized in arriving at such determination) shall be made by the Employer and its tax advisors, whose determination shall be final, conclusive and binding upon the Executive.

Article 6
Post-Termination Insurance Coverage

6.1        Post-Termination Insurance Coverage.

 (a)        Subject to Section 6.1(b), if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, the Bank shall continue or cause to be continued medical and dental insurance coverage for the Executive and the Executive’s dependents and beneficiaries under substantially similar terms in effect for the Executive during the enrollment period immediately prior to Executive’s termination of employment.  Except in the event of a Change in Control, the medical and dental insurance benefits provided by this Section 6.1(a) shall be reduced if the Executive obtains medical or dental insurance benefits through another entity, or eliminated entirely if the other entity’s insurance benefits are equivalent or superior to the benefits provided under this Section 6.1(a).  If the insurance benefits are reduced, they shall be reduced by an amount such that the Executive’s aggregate insurance benefits for the period specified in this Section 6.1(a) are equivalent to the benefits to which the Executive would have been entitled had the Executive not obtained medical or dental insurance benefits through another entity.  The medical and dental insurance coverage shall continue until the first to occur of (w) the Executive’s return to employment with the Bank or another entity offering equivalent or superior insurance benefits, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.  Notwithstanding the foregoing, in the event the Executive terminates employment following a Change in Control under the terms and conditions set forth in Article 5 of this Agreement, the medical and dental insurance benefits provided under this Section 6.1 shall continue for twenty-four (24) months.  This Section 6.1 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Bank’s or the Corporation’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination.

(b)         If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 6.1(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of Internal Revenue Code Section 409A, if any of the continued insurance benefits specified in Section 6.1(a) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under Section 6.1(a), the Bank shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of the number of months remaining in the term of this Agreement or the number of months until the Executive attains age 65.  The lump-sum payment shall be made 30 days after employment termination or, if Section 6.1(b) applies and a six-month delay is required under Section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

Article 7
Confidentiality

7.1        Non-disclosure.  Subject to Section 8.2, the Executive covenants and agrees not to reveal to any person, firm, or Corporation any confidential information of any nature concerning the Corporation, the Bank, their respective businesses, or anything connected therewith.  As used in this Article 7, the term “confidential information” means all of the Corporation’s and the Bank’s and their affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)         the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)         the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)         the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d)         trade secrets, as defined from time to time by the laws of the State of New York.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Corporation, or (y) otherwise than by or at the direction of the Executive.  This section 7.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

7.2        Return of Materials.  The Executive agrees to deliver or return to the Corporation and the Bank upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Corporation and the Bank or prepared by the Executive in connection with the Executive’s services hereunder.  The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

7.3        Injunctive Relief.  The Executive hereby acknowledges that the enforcement of this Article 7 and Article 8 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Corporation and the Bank, and that the restrictions set forth in Article 8 are reasonable in terms of time, scope, territory, and in all other respects.  The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation or the Bank if the Executive fails to observe the obligations imposed by Articles 7 and 8.  Accordingly, if the Corporation or the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation or the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.  If there is a breach or threatened breach by the Executive of the provisions of Article 8, the Corporation and the Bank shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any such proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees.  The existence of any claim or cause of action by the Executive against the Corporation or the Bank shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Articles 7 and 8.

7.4        Affiliates’ Confidential Information is Covered.  For purposes of this Agreement the term “affiliate” includes the Corporation and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation or the Bank.

7.5        Survival of Obligations.  The Executive’s obligations under Article 7 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators.

Article 8
Competition After Employment Termination

8.1        Restrictions on the Executive’s Post-Employment Activities.  The restrictions in this Article 8 have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement.  The Bank’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 8.  This Article 8 shall be void if a Change in Control occurs before the Executive’s employment termination. For purposes of this Article 8 the term “Corporation” includes not only the Corporation but also the Bank.

(a)         Promise of no solicitation.  Subject to Section 8.2 of this Agreement, the Executive promises and agrees that during the Restricted Period (as defined below) the Executive shall not:

(i)          directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Corporation during the year immediately before the Executive’s employment termination with the Corporation,

(ii)         directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Corporation to alter that person or entity’s business relationship with the Corporation in any respect, and

(iii)        accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Corporation.

(b)        Promise of no competition.  Except where the employment of the Executive is terminated pursuant to section 3.3 of this Agreement, the Executive promises and agrees that during the Restricted Period the Executive shall not become employed by or serve as a director, partner, consultant, agent, or owner of 2% or more of the outstanding stock of or contractor to any entity providing Financial Products or Services that is located in or conducts business in the Restricted Territory.

(c)         Promise of no raiding/hiring.  While employed by the Bank and, in the event of a termination of Executive’s employment, for a period of one year thereafter, in consideration of the obligations of the Bank hereunder, including without limitation, its disclosure of Confidential Information to Executive, Executive shall not directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association or other entity, either: (a) hire, attempt to employ, contact with respect to hiring, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of the Bank or any Bank Affiliate, or (b) induce or otherwise advise or encourage any employee of the Bank or any Bank Affiliate to leave his or her employment; unless, in each such case, such employee or former employee has not been employed by the Bank or a Bank affiliate for a period in excess of six months at the time of such solicitation, attempt to employ, contact, employment or inducement.

(d)        Promise of no disparagement.  Subject to Section 8.2, the Executive promises and agrees that during the Restricted Period the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Corporation.  The Corporation likewise promises and agrees that during the Restricted Period the Corporation shall not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.  Nothing herein is intended to restrict the Executive or the Corporation from testifying truthfully in response to any lawfully served subpoena or other legal process.

(e)         Acknowledgment.  The Executive and the Corporation acknowledge and agree that the provisions of this Article 8 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of the Corporation.  Both parties agree that a violation of Article 8 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief.  In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Corporation shall be entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Executive for such breach.  These remedies for default or breach are in addition to any other remedy or form of redress provided under New York law.  The parties acknowledge that the provisions of this Article 8 survive termination of the employment relationship, but the provisions of this Article 8 shall be null and void if a Change in Control occurs before employment termination.   The parties agree that if any of the provisions of this Article 8 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement.  Without limiting the generality of the foregoing, without limiting the remedies available to the Corporation for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 8 the Executive shall forfeit on the Executive’s own behalf and that of his beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Corporation or the Bank.

(f)          Definitions:

(i)          “Restricted Period” as used herein means the twelve-month period immediately after the Executive’s termination and/or separation of employment with the Corporation, regardless of the reason for termination and/or separation.  The Restricted Period shall be extended in an amount equal to any time period during which a violation of Article 8 of this Agreement is proven.

(ii)         “Restricted Territory” as used herein means: (i) the New York City boroughs of Manhattan, Brooklyn, Queens and the Bronx and (ii) Nassau and Suffolk counties in Long Island, New York.

(iii)         “Customer” as used herein means any individual or entity with who or which the Corporation has a contractual or business relationship, or engaged in negotiations toward such a relationship, joint venturer, entity of any sort, or other business partner of the Corporation, with, for or to whom the Corporation has provided Financial Products or Services during the last year of the Executive’s employment with the Corporation; or any individual, joint venturer, entity of any sort, or business partner whom the Corporation has identified as a prospective customer of Financial Products or Services within the last year of the Executive’s employment with the Corporation.

(iv)        “Financial Products or Services” as used herein means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity and that is offered by the Corporation or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and  properly incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Corporation.

8.2        Confidential Disclosure in Reporting Violations of Law or in Court Filings.  Executive acknowledges and the Bank and the Corporation agree that Executive may disclose Confidential Information in confidence, directly or indirectly, to federal, state, or local government officials, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Executive may also disclose Confidential Information in a document filed in a lawsuit or other proceeding; however, only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. §1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. §1833(b).

Article 9
Miscellaneous

9.1        Successors and Assigns.

(a)         This Agreement is binding on successors.  This Agreement shall be binding upon the Bank any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise.  But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank.

(b)         This Agreement is enforceable by the Executive’s heirs.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)         This Agreement is personal in nature and is not assignable.  This Agreement is personal in nature.  Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution.  If the Executive attempts an assignment or transfer that is contrary to this Section 9.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

9.2        Governing Law, Jurisdiction and Forum.  This Agreement shall be construed under and governed by the internal laws of the State of New York, without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of New York.  Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Kings County, New York or in the federal court having jurisdiction in Kings County, New York.  The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

9.3        Entire Agreement.  This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive.  Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void.

9.4        Notices.  Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the most current address of the Executive in the personnel records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the address of the Bank’s principal office.

9.5        Severability.  If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

9.6        Captions and Counterparts.  The captions in this Agreement are solely for convenience.  The captions do not define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.7        Amendment and Waiver.  This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

9.8        FDIC Part 359 Limitations.  Despite any contrary provision within this Agreement, any payments made to the Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

9.9        Compliance with Internal Revenue Code Section 409A.  The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Internal Revenue Code Section 409A of the Internal Revenue Code of 1986.  If when the Executive’s employment terminates the Executive is a specified employee, as defined in Section 409A, and if any payments under this Agreement, including Articles 4, 5 or 8, will result in additional tax or interest to the Executive because of Section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum.  If any provision of this Agreement does not satisfy the requirements of Section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement.  If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.  References in this Agreement to Section 409A include the rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

9.10      Guarantee.  The Corporation hereby irrevocably and unconditionally guarantees to the Executive the payment of all amounts, and the performance of all other obligations, due from the Bank in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

In Witness Whereof, the parties have executed this Employment and Change in Control Agreement as of the date first written above.

DIME COMMUNITY BANK

By:	/s/ KENNETH J. MAHON
Kenneth J. Mahon
President & Chief Executive Officer

DIME COMMUNITY BANCSHARES, INC.
(as guarantor)

By:	/s/ KENNETH J. MAHON
Kenneth J. Mahon
President & Chief Executive Officer

/s/ CONRAD GUNTHER
Conrad Gunther